Exhibit 3.12

AGREEMENT

OF

LIMITED PARTNERSHIP

OF

CHOCKSETT ROAD LIMITED PARTNERSHIP

THE CHOCKSETT ROAD LIMITED PARTNERSHIP (the “Partnership”) formed as a limited partnership under the laws of the Commonwealth of Massachusetts pursuant to this Agreement of Limited Partnership as of January 1, 2008, (“Agreement”) between The Chocksett Road GP Trust u/d/t dated as of January 1, 2008, Paul F. Lavallee, Trustee, as General Partner (“General Partner”) and Paul F. Lavallee, as Limited Partner (“Limited Partner”).

NOW, THEREFORE, it is hereby agreed as follows:

ARTICLE ONE

DEFINED TERMS

Section 1.01. Defined Terms.

The defined terms used in this Agreement shall, unless the context otherwise requires, have the respective meanings specified in this section 1.01. For all purposes of this Agreement, the following definitions are to be equally applicable to both the singular and plural forms of the terms defined.

“Act” shall refer to the Revised Uniform Limited Partnership Act in effect in Massachusetts as of the date of this Agreement, and as amended from time to time.

“Additional Limited Partners” shall refer to those persons admitted to the Partnership as Limited Partners, excluding the Original Limited Partner, in their capacities as such.

“Affiliate” or “Affiliated Person”, when used in reference to a specified person, means: (a) any person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person; (b) any person that is an officer of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified person (or of which the specified person is an officer, partner or trustee), or with respect to which the specified person serves in a similar capacity; (c) any person that, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified person, or of which the specified person is directly or indirectly the owner of 10% or more of any class of equity securities, or in which the specified person has a substantial beneficial interest; and (d) any Member of the Family of the specified person.

“Agreement” means this Agreement of Limited Partnership, as the same may be hereafter amended or modified from time to time.

“Bankruptcy” means, with respect to a Partner: (a) the making of an assignment for the benefit of such Partner’s creditors; (b) the filing of a voluntary petition in bankruptcy by such Partner; (c) adjudication of such Partner as bankrupt or insolvent, or the entry against such Partner of an order of relief in any bankruptcy or insolvency proceeding; (d) the filing of a petition or answer by such Partner seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute or regulation; (e) the filing by such Partner of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature; or (f) seeking consent to or acquiescence in the appointment of a trustee, receiver, or liquidator of such Partner or all of any substantial part of its properties.

“Capital Account” means the capital account of a Partner, maintained in accordance with the provisions of Section 3.04 of this Agreement.

“Capital Contribution” means, with respect to any Partner, the total amount of cash and fair market value of property contributed to the Partnership with respect to the Partnership Interest of such Partner.

“Cash Flow” means, with respect to any fiscal period, cash receipts (excluding Capital Contributions) of the Partnership from all sources during such fiscal period less (i) all cash expenditures of the Partnership during such fiscal period including, without limitation, debt service, repayment of advances made by any Partner, fees for management services and payments of any development fees plus interest, (ii) such reasonable reserves as may be determined by the General Partner in its sole discretion (but not less than any reserves required by the terms of any indebtedness of the Partnership) as necessary to provide for the foreseeable needs of the Partnership, and (iii) Sale Proceeds and Refinancing Proceeds.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Consent of the Limited Partners” means the written consent of Limited Partners who hold in the aggregate more than 50% of the Interests of all Partners.

“Entity” means any general partnership, limited partnership, corporation, trust, business trust, cooperative or association or any other form which is a legal entity under applicable law.

“Fiscal Year” means the fiscal year of the Partnership established in Section 9.02.

“Gain from a Sale” means any net gain recognized by the Partnership in accordance with its accounting methods resulting from (a) the sale, foreclosure, exchange or other disposition of all or a substantial portion of any property of the Partnership or (b) the condemnation or taking of or casualty loss of all or a substantial portion of any property of the Partnership.

“General Partner” means The Chocksett Road GP Trust and any Substituted General Partners.

“IRS” means the Internal Revenue Service.

“Limited Partners” shall refer to Paul F. Lavallee any Additional Limited Partners, and any Substituted Limited Partners listed as such in the books and records of the Partnership who shall, from time to time, be a limited partner of the Partnership.

Chocksett Road Limited Partnership

“Loss from a Sale” means any net loss recognized by the Partnership in accordance with its accounting methods resulting from (a) the sale, foreclosure, exchange or other disposition of all or a substantial portion of any property of the Partnership or (b) the condemnation or taking of or casualty to all or a substantial portion of any property of the Partnership.

“Member of the Family” means, with respect to any person, his or her spouses, descendants, brothers, sisters, or the descendants of brothers or sisters, or trusts for the benefit of any of the foregoing, provided however, that the spouses of any of the foregoing, or trusts for their benefit, shall only be deemed “Member[s] of the Family” with respect to dispositions of Partnership interests taking place upon the death of the disposing Partner.

“Net Loss” means, with respect to any Fiscal Year, the net loss of the Partnership, if any, for such year as determined in accordance with the Partnership’s accounting methods.

“Net Profit” means, with respect to any Fiscal Year, the net income of the Partnership, if any, for such year as determined in accordance with the Partnership’s accounting methods.

“Notification” means a written notice containing the information required by this Agreement to be communicated to any Person and sent by registered, certified or first-class mail to such Person at the last known address of such Person; provided, however, that any communication containing such information actually received by such Person shall constitute Notification.

“Original Limited Partner” has the meaning set forth in Section 3.02.

“Partners” means, collectively, the Limited Partners, as constituted from time to time, and the General Partner.

“Partnership Interest” or “Interest” means the entire interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and conditions of this Agreement.

“Percentage Interest” means a Partner’s Interest expressed as a total of all Partnership Interests. Each Partner’s Percentage Interest shall be set forth on Schedule A to this Agreement as the same may be amended from time to time.

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such individual or Entity where the context so admits.

“Prime Rate” means the prime rate (or base rate) reported in the “Money Rates” column or section of The Wall Street Journal as being the base rate on corporate loans at larger U.S. Money Center banks on the first date on which The Wall Street Journal is published in each month. In the event The Wall Street Journal ceases publication of the Prime Rate, then “Prime Rate” shall mean the “prime rate” or “base rate” announced by the bank with which the Partnership has its principal banking relationship (whether or not such rate has actually been charged by that bank) or as otherwise designated by the General Partner . In the event that bank discontinues the practice of announcing that rate, “Prime Rate” shall mean the highest rate charged by that bank on short-term, unsecured loans to its most credit-worthy large corporate borrowers, unless otherwise designated by the General Partner.

Chocksett Road Limited Partnership

“Profits” and “Losses” means taxable income and losses, and each item of income, gain, loss, deduction or credit entering into the computation thereof, as determined in accordance with the accounting methods followed by the Partnership for Federal income tax purposes.

“Refinancing Proceeds” means any money received by the Partnership in connection with any borrowings or refinancings of borrowings by the Partnership secured by Partnership property.

“Sale Proceeds” means the net sale proceeds, after payment of expenses of sale, from the sale or exchange of any real property or interest in real property owned by the Partnership other than in the course of a liquidation of the Partnership under Section 8.02.

“Substituted General Partner” means any Person admitted to the Partnership as a General Partner pursuant to the provisions of Section 6.05 and who is listed as such in the books and records of the Partnership.

“Substituted Limited Partner” means any Person admitted to the Partnership as a Limited Partner pursuant to the provisions of Section 7.02 and who is listed as such in the books and records of the Partnership.

“Transfer” or “Transferred” or any other capitalized grammatical variation thereof, unless otherwise specifically provided, refers to the sale, exchange, assignment, distribution (upon liquidation or otherwise), encumbrance, hypothecation, gift, pledge, transfer or other disposition or alienation, whether absolute, contingent or collateral, in any way, of all or any part of an Interest in the Partnership or, as the context may require, an interest, whether direct or indirect, in any Entity, except any pledge or other hypothecation effected for the purposes of securing borrowings of the Partnership which have been approved by the General Partner .

ARTICLE TWO

NAME, PLACE OF BUSINESS, PURPOSE AND TERM

Section 2.01. Name and Office.

The name of the Partnership shall be The Chocksett Road Limited Partnership. The principal office of the Partnership shall be located at 2 Northeast Blvd., Sterling, MA 01564, or at such other place as the General Partner may from time to time determine.

Section 2.02. Purposes.

The purposes of the Partnership shall be (a) to engage in investment activities, and to deal in all ways with property of all sorts, whether tangible or intangible, and whether real, personal or mixed, including, without limitation, equity securities, partnership interests and evidences of debt, and to engage in any other business or activities incidental or related to the foregoing, and (b) to engage in any business or activity which may be lawfully carried on by a limited partnership in the Commonwealth of Massachusetts. The Partnership may engage in any activity related to those purposes and will not engage in any other business or activity without the Consent of the Limited Partners.

Chocksett Road Limited Partnership

Section 2.03. Authority of the Partnership.

In order to carry out its purposes and not in limitation thereof, the Partnership is empowered and authorized to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of its purposes, and for the protection and benefit of the Partnership, as permitted under the Act.

Section 2.04. Term.

The term of the Partnership shall continue in full force until the earlier of either (a) dissolution of the Partnership pursuant to the provisions of Article 8, or (b) December 31, 2050.

Section 2.05. Registered Agent in Massachusetts.

The address of the registered office of the Partnership in Massachusetts is 2 Northeast Blvd., Sterling, MA 01564, and the name of its registered agent at such address is Ladd Michael Lavallee.

ARTICLE THREE

PARTNERS AND CAPITAL

Section 3.01. General Partner .

The original General Partner of the Partnership is The Chocksett Road GP Trust, u/d/t dated January 1, 2008.

Section 3.02. Original Limited Partners.

Paul F. Lavallee shall, upon his execution of a counterpart copy of this Agreement be the original Limited Partners (“Original Limited Partners”).

Section 3.03. Additional Limited Partners.

The General Partner may, from time to time, with the Consent of the Limited Partners admit one or more Persons as Additional Limited Partners on such terms and conditions as the General Partner may determine. No person shall be deemed to be admitted as a Limited Partner until the General Partner accepts such Person as a Limited Partner of the Partnership, the books and records reflect such Person as admitted to the Partnership as a Limited Partner, and such Person or the legal or natural guardian thereof has executed a counterpart of this Agreement and paid any Capital Contribution required as a condition to admission.

Chocksett Road Limited Partnership

Section 3.03. Capital Accounts.

A.              The Partnership shall maintain a separate capital account for each Partner. Each Partner’s initial Capital Account balance shall equal such Partner’s initial contribution to the capital of the Partnership. Each Partner’s Capital Account shall thereafter be increased by (i) any cash or the fair market value of any property thereafter contributed by or on behalf of such Partner (net of liabilities assumed by the Partnership and liabilities to which such contributed property is subject), (ii) the amount of any Partnership liabilities that are assumed by such Partner, and (iii) such Partner’s distributive share of the Partnership’s income and gain (or items thereof). Each Partner’s Capital Account shall be decreased by (i) such Partner’s distributive shares of the Partnership’s loss and deductions (or items thereof), (ii) the amount of such Partner’s individual liabilities that are assumed by the Partnership, (iii) such Partner’s share of expenditures of the Partnership described in Section 705(a)(2)(B) of the Code, (iv) the amount of cash or the fair market value of any property distributed by the Partnership to such Partner (net of liabilities assumed by such Partner and liabilities to which such distributed property is subject), (v) such Partner’s share of those expenses, if any, of the Partnership described in Section 709 of the Code and treated as Section 705(a)(2)(B) expenditures for purposes of the capital account maintenance rules of Regulation Section 1.704-l(b)(2)(iv), and (vi) such Partner’s share of any upward or downward basis adjustments made pursuant to Code Section 48(q)(6), in accordance with the rules set forth in Regulations under Code Section 704(b). Other appropriate adjustments to each Partner’s Capital Account shall also be made from time to time, in accordance with the rules set forth in applicable Regulations under Section 704 of the Code or the requirements of any other applicable proposed, final or temporary regulations thereunder. It is the intent of the Partners that the Capital Accounts shall be determine and maintained in accordance with said Code Section and said Regulations, and this Section 3.04 shall be construed in a manner consistent therewith. Each Partner shall have a single Capital Account that reflects all such Partner’s Interests in the Partnership. No Partner shall be entitled to interest on such Partner’s Capital Account or on any Capital Contribution.

B.               Except as may be specifically provided herein, no Partner shall have the right to withdraw all or any part of such Partner’s Capital Contribution from the Partnership. No Partner shall have any right to demand or receive property or cash of the Partnership in return of such Partner’s Capital Contribution except as may be specifically provided in this Agreement.

C.               The original Capital Account established for any Substituted General or Limited Partner shall be in the same amount as, and shall replace, the Capital Account of the Partner which such Substituted General or Limited Partner succeeds, and, for the purposes of this Agreement, such Substituted General or Limited Partner shall be deemed to have made the Capital Contribution, to the extent actually paid in, of the Partner which such Substituted General or Limited Partner succeeds. To the extent a Substituted General or Limited Partner receives less than 100% of the Interest in the Partnership of a Partner he, she or it succeeds, the original Capital Account and Capital Contribution of such Substituted General or Limited Partner shall be in proportion to the Interest he, she or it receives, and the Capital Account and Capital Contribution of the Partner who retains a partial Interest in the Partnership shall be in proportion to the Interest he, she or it retains.

D.              In the event, in any fiscal year of the Partnership, capital contributions are made by gift to the Partnership by a donee on behalf of one or more Limited Partners, such gifts will be allocated according to the Limited Partners’ Interests, and to the extent to which such gifts are intended to qualify for the donor’s Annual Exclusion under Section 2503 of the Code, each such Limited Partner shall have the noncumulative right to demand distribution from the Partnership of an amount equal to such Annual Exclusion gift made during such year allocable to such Limited Partner, to be properly reflected in such Limited Partners’ Capital Account. This right shall lapse on the last day of the fiscal year in which such gift was made, unless such gift was made during the twelfth month of such fiscal year, in which case such right shall lapse on the last day of the first month of the fiscal year following the fiscal year in which such gift was made.

Chocksett Road Limited Partnership

Section 3.05. Liability of the Limited Partners; Additional Capital Contributions.

Except as otherwise required by this Agreement or the Act, no Limited Partner shall be liable for any debts, liabilities, contracts or any other obligations of the Partnership. Except as otherwise required by this Agreement or the Act, a Limited Partner has no liability in excess of the amount of contributions that he, she or it is obligated to make to the Partnership and such Partner’s share of the Partnership’s assets and undistributed profits. No Limited Partner shall be required to lend any funds to the Partnership or, after such Partner’s Capital Contribution has been paid, to make any further Capital Contributions to the Partnership.

Section 3.06. Liability of the General Partner ..

Except as provided in the Act, the General Partner has the liabilities of a partner in a partnership without limited partners to all Persons, including the Partnership and the other Partners. This Agreement shall not be amended to limit such liability of the General Partner.

Section 3.07. Obligation to Restore Deficit Capital Account Balances.

If any Partner has a deficit balance in such Partner’s Capital Account following the liquidation of such Partner’s Interest in the Partnership, as determined after taking into account all Capital Account adjustments for the Partnership taxable year during which such liquidation occurs, such Partner shall be unconditionally obligated to restore the amount of such deficit balance to the Partnership by the end of such taxable year (or, if later, within 90 days after the date of such liquidation), which amount shall, upon liquidation of the Partnership, be paid to creditors of the Partnership or distributed to other Partners in accordance with their positive Capital Account balances.

ARTICLE FOUR

DISTRIBUTIONS: ALLOCATIONS OF PROFITS AND LOSSES

Section 4.01. Distributions of Cash Flow.

Cash Flow with respect to each Fiscal Year shall be distributed at the discretion of the General Partner, at such times and in such amounts as the General Partner deems appropriate. Cash Flow shall be distributed to the Partners for each Fiscal Year in the same ratio in which the Partners are entitled to share in Profits of the Partnership during that Fiscal Year. Notwithstanding the foregoing, in any given year, the General Partner will make pro-rata distribution to the Partners at least sufficient to pay any tax liability of the Partners arising from the Partners’ share of income of the Partnership.

Chocksett Road Limited Partnership

Section 4.02. Distributions of Sale Proceeds in Liquidation.

After the Partnership receives Sale Proceeds in full or partial liquidation of the Partnership, such proceeds shall, subject to applicable requirements of any loan documents and at the discretion of the General Partner both as to time and amount, be applied:

A.              First, to discharge (to the extent required by any lender or creditor) debts and obligations of the Partnership;

B.               Second, to repay any loans with interest, if any, made by any Partners to the Partnership;

C.               Third, to fund reserves which the General Partner deems reasonably necessary for any contingent or anticipated liabilities or obligations of the Partnership;

D.               Fourth, to distribute proportionately to the General Partner and Limited Partners an amount equal to the positive balances, if any, in their Capital Accounts;

E.                Fifth, to distribute the balance of such proceeds to the Partners in accordance with their Percentage Interests.

After the General Partner determines that any reserves created under this Section 4.02 are no longer necessary, the unused portion of such funds shall be distributed in the same manner such funds would have been distributed pursuant to this Section 4.02 had such reserves not been created.

Section 4.03. Allocation of Net Profits and Losses from Operations.

Except as otherwise provided in Sections 4.04, 4.05 and 4.06 hereof, and subject to the provisions of Section 7.03 hereof, the Net Profit and Net Loss as of the end of any Fiscal Year shall be allocated among all the Partners in accordance with their Percentage Interests. The Interest of the General Partner in each material item of Partnership income, gain, loss, deduction or credit will equal at least one (1) percent of each such item at all times during the existence of the Partnership.

Section 4.04. Allocation of Gains from Sales.

Subject to the provisions of Sections 4.06 and 7.03 hereof, any Gain from a Sale shall be allocated as follows:

A.              There shall first be allocated to each Partner with a deficit in such Partner’s Capital Account an amount of such Gain sufficient to bring such Partner’s Capital Account to zero. If such Gain shall be insufficient to bring to zero the Capital Accounts of all Partners with deficits in their Capital Accounts, then such Gain shall be allocated to those Partners with deficits in their Capital Accounts in proportion to their respective deficit Capital Account balances.

B.               The balance, if any, of such Gain shall be allocated to the Partners in proportion to their Percentage Interests.

Chocksett Road Limited Partnership

Section 4.05. Allocation of Losses from Sale.

Subject to the provisions of Sections 4.06 and 7.03 hereof, any Loss from a sale shall be allocated as follows:

A.              There shall first be allocated to each Partner with a positive Capital Account an amount of such Loss sufficient to reduce such Partner’s Capital Account to zero. If such Loss shall be insufficient to reduce to zero the Capital Accounts of all Partners with positive Capital Accounts, then such Loss shall be allocated to those Partners with positive Capital Accounts in proportion to their respective positive Capital Account balances.

B.               The balance, if any, of such Loss shall be allocated to Partners in proportion to their Percentage Interests.

Section 4.06. Allocations With Respect to Contributed Property.

Notwithstanding any other provision of this Agreement to the contrary, items of income, gain, loss, and deduction with respect to property contributed to the Partnership by any Partner shall be allocated among the Partners so as to take into account the variation between the basis of the property to the Partnership and its fair market value at the time of contribution in accordance with the requirements of Section 704(c) of the Code and applicable Regulations thereunder.

ARTICLE FIVE

RIGHTS. POWERS AND DUTIES OF THE GENERAL PARTNER

Section 5.01. Management of the Partnership.

A.              Except as otherwise expressly limited by the provisions of this Agreement, the General Partner shall have exclusive discretion in the management and control of the business and affairs of the Partnership and all powers necessary, convenient, and appropriate to carry out the purposes, conduct the business and exercise the powers of the Partnership, and is hereby authorized to take any action of any kind and to do anything and everything it deems necessary or appropriate in accordance with the provisions of this Agreement and to the extent permitted by Massachusetts law. If, at any time, there is more than one General Partner, the General Partner shall act by a majority of their Percentage Interests as General Partner.

B.               No Limited Partner shall participate in or have any control whatsoever over the Partnership’s business, or have any authority or right to act for or bind the Partnership (except in a strictly fiduciary capacity when, if and to the extent such Limited Partner is also acting as an explicitly named General Partner under the terms of this Agreement). Each Limited Partner hereby consents to the exercise by the General Partner of the powers conferred on them by this Agreement.

C.               Except to the extent otherwise provided herein, the General Partner is hereby authorized without the Consent or approval of the Limited Partners to:

(i)       own, acquire by lease or purchase, develop, maintain, improve, grant options with respect to, sell, convey, finance, assign, mortgage, or lease real estate and/or personal property;

Chocksett Road Limited Partnership

(ii)      execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the development, management, maintenance and operation of any properties in which the Partnership has an interest, including without limitation, necessary easements to public or quasi-public bodies or public utilities;

(iii)     borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Partnership, and secure the repayment by deed of trust, mortgage, security interest, pledge or other lien or encumbrance on Partnership properties or any other assets of the Partnership;

(iv)     prepay in whole or in part, negotiate, refinance, recast, increase, renew, subordinate, modify or extend any secured or other indebtedness affecting Partnership properties and in connection therewith execute any extensions, renewals or modifications of any evidences of indebtedness secured by deeds of trust, mortgages, security interests, pledges or other encumbrances covering such properties;

(v)      enter into any kind of contract or activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the purposes of the Partnership, so long as those activities and contracts may be lawfully carried on or performed by a limited partnership under applicable laws and regulations;

(vi)     lend money to the Partnership, as a creditor of the Partnership and not as an additional capital contribution to the Partnership; provided that the terms of any such loan, including the interest rate, shall be at least as favorable to the Partnership as those that could have been obtained by it on the same type of loan in the same locality from a lending institution;

(vii)    subdivide, partition, improve, alter, repair, manage, maintain and otherwise deal with the Land, including power to demolish any building in whole or in part and to erect buildings; dedicate streets or other ways for public use without compensation; and impose such easements, restrictions, conditions, stipulations or covenants as the General Partner shall deem desirable; and also establish such reserves for maintenance or depreciation of real estate and for property taxes as the General Partner shall deem reasonable;

(viii)   deal with, or otherwise engage in business with, any Person who has provided or may in the future provide any services, lend money or sell property to or purchase from a Partner or any Affiliate of a Partner; enter into agreements, on behalf of the Partnership, employ agents, attorneys, accountants, engineers, appraisers or other consultants or contractors who may be Affiliates of a Partner, and enter into agreements to employ Affiliates of a Partner to provide further or additional services to the Partnership, provided such agreements are on terms no less favorable to the Partnership than comparable services available from Persons who are not Affiliates of a Partner;

(ix)      engage in any kind of activity and perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of the Commonwealth of Massachusetts;

Chocksett Road Limited Partnership

(x)       satisfy any and all Partnership obligations for which the General Partner is personally liable before satisfying Partnership obligations as to which the General Partner has no such personal liability; and

(xi)       take such actions as the General Partner determines advisable or necessary to preserve the tax status of the Partnership as a partnership for Federal income tax purposes.

D.            Except as provided below, or as otherwise expressly provided in this Agreement, all decisions concerning the management of the Partnership’s properties and its day-to- day business shall be made solely by the General Partner .

E.            With respect to all of such Partner’s obligations, powers and responsibilities under this Agreement, the General Partner is authorized to execute and deliver, for an on behalf of the Partnership, such instruments and agreements, all on such terms and conditions, as the General Partner deems proper.

F.            Any Person dealing with the Partnership or the General Partner may rely upon a Certificate signed by the General Partner (or, if there be more than one (1) General Partner, by any General Partner):

(i)       as to who are the General Partner or Limited Partners hereunder;

(ii)       as to the existence or non-existence of any fact or facts which constitute conditions precedent to acts by the General Partner or in any other manner germane to the affairs of this Partnership;

(iii)       as to who is authorized to execute and deliver any instrument or document of the Partnership;

(iv)       as to the authenticity of any copy of this Agreement and amendments thereto; or

(v)       as to any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

Section 5.02. Restrictions on Authority of the General Partner.

A.           Notwithstanding any other provisions of this Agreement the General Partner shall have no authority to do any act required to be approved or ratified by the Limited Partners under the Act or as set forth in Section 5.02B.

B.            Without the Consent of the Limited Partners, the General Partner shall have no authority on behalf of the Partnership to:

(i)       do any willful act in contravention of this Agreement; convert property of the Partnership to its own use, or assign any rights in specific property of the Partnership for other than a purpose of the Partnership;

Chocksett Road Limited Partnership

(ii)       perform any act that would subject any Limited Partner to liability as general partner in any jurisdiction or any other liability except as provided for herein or under the Act; or

(iii)       make any election to discontinue, liquidate or dissolve the Partnership.

Section 5.03. Duties and Obligations of the General Partner - General.

A.           The General Partner shall diligently and faithfully use their best efforts to conduct the affairs of the Partnership in accordance with this Agreement, the Act and other applicable Massachusetts law and shall at all times act according to the highest fiduciary standards for the benefit of the Limited Partners.

B.            The General Partner shall take such action as may be necessary or appropriate in order to for or qualify the Partnership under the laws of any jurisdiction in which the Partnership is doing business or owns property or in which such formation or qualification is necessary in order to protect the limited liability of the Limited Partners or in order to continue in effect such formation or qualification.

C.            The General Partner shall prepare or cause to be prepared and shall file on or before the due date (including any extension thereof) any Federal, state or local tax returns required to be filed by the Partnership. The General Partner shall cause the Partnership to pay any taxes payable by the Partnership.

D.           The General Partner shall be under a duty to conduct the affairs of the Partnership in good faith and in accordance with the terms of this Agreement and in a manner consistent with the purposes of the Partnership.

Section 5.04. Compensation of General Partner - General.

The General Partner shall be entitled to reasonable compensation for their services, and shall be entitled to receive reimbursement for expenses reasonably incurred in managing the Partnership.

Section 5.05. Other Business of Partners.

Nothing contained in this Agreement shall be construed or shall operate to limit any Partner from directly or indirectly engaging, independently or with others in any business which is or may be competitive with the business of the Partnership. Each of the Partners, including the General Partner , and Affiliated Persons shall be free to engage in any business whatsoever, including any business within the purposes of the Partnership, and neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in such other business or to the income or proceeds derived therefrom. Nothing in this Agreement shall be deemed to prohibit any Partner or any Affiliate of a Partner from dealing or otherwise engaging in business with the Partnership or with Persons transacting business with the Partnership, or from providing services relating to the purchase, sale, financing, management, development or operation of any venture or activity of any nature whatsoever. Neither the Partners nor any Affiliated Person of a Partner shall be obligated to present any particular business opportunity to the Partnership, even if such opportunity is of a character which could be taken by the Partnership.

Chocksett Road Limited Partnership

Section 5.06. Limitation of Liability of General Partner and Others.

The General Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership or to any Partner, or to any successor, assignee or transferee of the Partnership or of any Partner, for any losses, claims, damages or liabilities arising from (i) any act performed, or the omission to perform any act, within the scope of the authority conferred on the General Partner by this Agreement, except by reason of acts or omissions of the General Partner found by a court of competent jurisdiction upon entry of a final judgment to be due to bad faith, fraud, willful misconduct or a knowing violation of the criminal law; (ii) the performance by the General Partner , or the omission to perform, any acts on advice of legal counsel, accountants or other professional consultants to the Partnership; or (iii) the negligence, dishonesty or bad faith of any consultant, employee or agent of the Partnership selected or engaged by the General Partner in good faith.

Section 5.07. Indemnification of and Advances to the General Partner and Others.

A.       The Partnership shall, subject to the limitations of Section 5.07E, indemnify, defend and hold the General Partner harmless from and against, and may, with the Consent of the Limited Partners, subject to the limitations of Section 5.07E, indemnify, defend and hold the Partnership’s, and the General Partner’s respective Affiliates, agents, employees, advisors, consultants and other independent contractors, harmless from and against, any loss, liability, damage, fine, judgment, penalty, attachment, cost or expense, including reasonable attorneys’ fees, arising from any demands, claims or lawsuits against the General Partner , or the Partnership’s or the General Partner’s respective Affiliates, agents, employees, advisors, consultants or other independent contractors, in or as a result of or relating to the General Partner’s capacity, actions or omissions as General Partner, or as an Affiliate, agent, employee, advisor, consultant or other independent contractor of the Partnership, or the General Partner , or arising from or relating to the business or activities undertaken on behalf of the Partnership, including, without limitation, any demands, claims or lawsuits initiated by a Partner; provided that the acts or omissions of the General Partner or the Partnership’s or the General Partner’s Affiliate, agent, employee, advisor, consultant or other independent contractor seeking indemnification are not found by a court of competent jurisdiction upon entry of a final judgment to be the result of bad faith, fraud, willful misconduct, or a knowing violation of the criminal law of the person seeking indemnification, or to have violated such a lesser standard of conduct as under applicable law affirmatively prevents indemnification hereunder. The termination of any action, suit or proceeding by judgment, order, settlement, plea of nolo contendere or its equivalent, or conviction shall not, of itself, create a presumption that the General Partner or the Partnership’s or the General Partner’s respective Affiliates, agents, employees, advisors, consultants or other independent contractors shall not be entitled to indemnification hereunder or that the General Partner or the Partnership’s, or the General Partner’s respective Affiliates, agents, employees, advisors, consultants or other independent contractors did not act in good faith and in a manner which it or they reasonably believed to be in or not opposed to the best interests of the Partnership.

Chocksett Road Limited Partnership

B.       The General Partner shall be entitled to receive, upon application therefor (subject to the limitations of Section 5.07E) and the Partnership’s or the General Partner’s respective Affiliates, agents, employees, advisors, consultants or other independent contractors shall be entitled to receive, with the Consent of the Limited Partners (subject to the limitations of Section 5.07E), advances from the Partnership to cover the costs of defending any claim or action against them relating to their acts or omissions as the General Partner, or as an Affiliate, agent, employee, advisor, consultant or other independent contractor of the Partnership, or the General Partner or otherwise relating to the Partnership; provided, however, that such advances shall be repaid to the Partnership (with interest thereon at an annual rate equal to the Prime Rate in effect from time to time but not to exceed the maximum permitted by applicable law), if the General Partner , or the Partnership’s, the General Partner’s Affiliate, agent, employee, advisor, consultant or other independent contractor that receives such advance is found by a court of competent jurisdiction upon entry of a final judgment to have violated any of the standards set forth in Section 5.07A as standards which preclude indemnification hereunder. All rights of the General Partner, General Partner’s Affiliates, agents, employees, advisors, consultants or other independent contractors to indemnification as herein provided shall survive the dissolution of the Partnership and the death, withdrawal, incompetency, dissolution, liquidation or Bankruptcy of a Partner or any such person, and shall inure to the benefit of their heirs, personal representatives, successors and assigns.

C.       In the event the indemnification obligation of this Section 5.07 shall be deemed unenforceable to any extent by a court of competent jurisdiction, such unenforceable portion shall be modified or stricken so as to give effect to this Section 5.07 to the fullest extent permitted by law.

D.       The right of indemnification hereby provided shall not be exclusive of or affect any other rights which the General Partner or any of his Affiliates may have. Nothing contained in this Section 5.07 shall limit any lawful rights to indemnification existing independently of this Section 5.07.

E.       Notwithstanding anything contained herein to the contrary, any amount which the General Partner, or the Partnership’s, or the General Partner’s respective Affiliates, agents, employees, advisors, consultants and other independent contractors is entitled to receive under this Section 5.07 shall be paid out of the assets of the Partnership. Notwithstanding anything contained herein to the contrary or under any law, no Partner shall be personally liable for the payment of any amount which the General Partner or an Affiliate, agent, employee, advisor, consultant or other independent contractor of the Partnership, or of the General Partner is entitled to receive under this Section 5.07, to make any capital contribution to the Partnership or to return any capital distribution made to that Partner by the Partnership or to restore any negative capital account balance of that Partner, to enable the Partnership to make any payment under this Section 5.07.

Section 5.08. Tax Matters Partner.

A.       Paul F. Lavallee shall serve initially as the Tax Matters Partner of the Partnership, as provided in Treasury Regulations promulgated under Section 6231(a)(7) of the Code. Each Partner hereby approves of such designation and agrees to execute, acknowledge, and deliver such documents as may be deemed necessary or appropriate to evidence such approval.

B.       To the extent and in the manner provided by applicable Code sections and Regulations thereunder, the Tax Matters Partner shall perform all duties and functions required by law as such Tax Matters Partner.

Chocksett Road Limited Partnership

ARTICLE SIX

WITHDRAWAL OF THE GENERAL PARTNER

Section 6.01. Limitation of Voluntary Withdrawal.

A General Partner may not withdraw voluntarily from the Partnership, unless pursuant to the unanimous consent of the Limited Partners or as otherwise provided in this Agreement (provided, however, that this provision shall not apply if a withdrawing General Partner leaves a General Partner still serving, as provided in Section 6.05 below). Except as expressly provided otherwise in this Agreement, the General Partner shall not sell, transfer or assign such Partner’s Interest or any portion thereof, except to another Partner, unless required to do so pursuant to the terms of any loan documents or other instruments or agreements to which the Partnership is or shall become a party or with the Consent of the Limited Partners.

Section 6.02. Bankruptcy or Dissolution of a General Partner.

In the event of the Bankruptcy or dissolution of a General Partner, the General Partner shall immediately cease to be a General Partner and its Interest shall be converted automatically into a Limited Partner’s Interest.

Section 6.03 Rights of Withdrawn General Partner,

Subject to the maintenance of adequate reserves by the General Partner, in the event of the withdrawal of a General Partner for any reason, such General Partner or the General Partner’s legal representative shall be entitled to receive from the Partnership any positive balance in its Capital Account adjusted to the date of withdrawal, and repayment of loans made by it, as at the date of such removal.

Section 6.04. Liability of Withdrawn General Partner

If the General Partner shall cease to be a general partner of the Partnership, it shall be and shall remain liable for all obligations and liabilities incurred on account of activities of the Partnership prior to or at the time such withdrawal shall become effective, but it shall be free of any obligation or liability incurred on account of the activities of the Partnership after the time such withdrawal shall have become effective.

Section 6.05. Substituted General Partner.

A.       The General Partner may not assign or transfer its Interest to any other individual, trust, or business entity, without the assent of the Limited Partners.

B.       In the event of the withdrawal of a General Partner for any reason resulting in no General Partner remaining in the Partnership, the Limited Partners may elect to continue the Partnership. The Partnership will not dissolve if those representing a majority in interest of the Limited Partners elect within 90 days of such withdrawal, removal, death, adjudication of incompetency, or bankruptcy or other incapacity, to continue the Partnership and appoint one or more Substitute General Partners effective as of the withdrawal, removal, death, adjudication of incompetency, or bankruptcy of the retiring General Partner.

C.       In the event of the withdrawal of a General Partner for any reason resulting in the General Partner’s having a Percentage Interest in the Partnership which is less than one (1) percent, the Limited Partners shall elect to admit an additional General Partner or to convert a portion of a Limited Partner’s Interest to a General Partner Interest so that the requirements of Section 4.03 of this Agreement shall continue to be satisfied.

Chocksett Road Limited Partnership

ARTICLE SEVEN

ASSIGNABILITY OF LIMITED PARTNERSHIP INTERESTS

Section 7.01. Restrictions on Assignments.

Except as otherwise expressly permitted in this Agreement, no Limited Partner shall have the right to assign such Partner’s Interest except with the written consent of the General Partner. Except as otherwise expressly permitted in this Agreement, any attempt to assign without the express written consent of the General Partner shall be void and ineffectual and shall not bind the Partnership. Further:

A.       No assignment of any Interest may be made pursuant to a sale or exchange if the Interest sought to be disposed of, when added to the total of all other Interests sold or exchanged with the period of twelve (12) consecutive months prior thereto, would, in the opinion of counsel for the Partnership, result in the Partnership’s being considered to have been terminated with the meaning of Section 708(b) of the Code unless, in the opinion of counsel for the Partnership, that termination will not have a substantial adverse effect upon the remaining Partners; or

B.       The General Partner may require that any assignment of an Interest in the Partnership be made only if the assignor or assignee provides an opinion of counsel that such assignment would not require filing of a registration statement under the Securities Act of 1933 or would otherwise not be in violation of any Federal or state securities laws (including any investment suitability standards) applicable to the Partnership.

C.       No assignment of any Interest shall be made if, in the opinion of legal counsel to the Partnership, it would result in the Partnership being treated as an association taxable as a corporation.

D.       No assignment shall be made to a minor or incompetent (unless a guardian, custodian or conservator has been appointed).

E.       No assignment shall be made to a person not permitted to be a transferee under law (including applicable securities law).

Chocksett Road Limited Partnership

F.       Notwithstanding the foregoing, a Limited Partner may transfer all or any part of the Limited Partner’s Interest to another Partner or the Partnership. If a Limited Partner transfers all or any part of the Limited Partner’s Interest to another Partner, the transferee Partner shall have the same rights in respect of the Interest transferred to that Partner as the transferor Limited Partner. A Limited Partner may also transfer all or any part of the Limited Partner’s Interest (in trust or otherwise), whether at death or during lifetime, for the benefit of the Limited Partner or to or for the benefit of a Member of the Family of the Limited Partner except that a transfer described in this paragraph F may be deferred or restricted by the General Partner as required by any applicable federal or state securities and/or tax laws. A trust shall be deemed for the benefit of a Limited Partner or a Member of the Family of the Limited Partner even though the trust may also benefit other Persons or Entities, provided that no such other Person or Entity shall benefit while any of the Limited Partner’s descendants is living and the value of all interests held by such other Persons or Entities is, at the time of transfer, less than five (5%) of the value of the trust property. For purposes of determining such value, the rate in effect under section 7520 of the Code for the month in which the transfer is made shall be used unless the General Partner determines that the use of that rate is inappropriate. Upon the happening of any transfer described in this paragraph F, the transferee (if not already a Limited Partner) shall become a Substituted Limited Partner without the consent of the General Partner or any other action when he, she or it delivers to the General Partner a written acceptance of the transferee’s agreement to be bound by all the terms and provisions of this Agreement.

G.           (i)       If a Limited Partner (individually, a “Transferor”) receives a bona fide written offer which the Limited Partner desires to accept (the “Transferee Offer”) from any other Person (a “Transferee”) to purchase all or any portion of the Transferor’s Interest (the “Transferor Interest”) for a purchase price denominated and payable in United States dollars, then, prior to any Transfer of the Transferor Interest, the Transferor shall give the General Partner written notice (the “Transfer Notice”) containing each of the following:

(a)       the Transferee’s identify;

(b)       a true and complete copy of the Transferee Offer; and

(c)       the Transferor’s offer (the “Offer”) to sell the Transferor Interest to the Partnership for a price equal to that contained in the Transferee Offer (the “Transfer Purchase Price”).

(ii)       The Offer shall be and remain irrevocable for a period (the “Offer Period”) ending at 11:59 P.M., local time at the Partnership’s principal office, on the thirtieth (30th) day? following the date the Transfer Notice is given to the General Partner. At any time during the Offer Period, the General Partner may accept the Offer by giving written notice to the Transferor of their acceptance (the “Offeree Notice”). If the General Partner accepts the Offer on behalf of the Partnership, the Offeree Notice shall fix a closing date (the “Transfer Closing Date”) for the purchase, which shall not be earlier than ten (10) or more than ninety (90) days after the expiration of the Offer- Period.

(iii)       If the General Partner on behalf of the Partnership accept the Offer, the Transfer Purchase Price shall be paid in immediately available funds on the Transfer Closing Date unless the General Partner on behalf of the Partnership elect prior to or on the Transfer Closing Date to pay? the Transfer Purchase Price in installments pursuant to the provisions of paragraph (vi) of this Section.

Chocksett Road Limited Partnership

(iv)       If the General Partner on behalf of the Partnership reject the Offer or fail to accept the Offer (within the time and in the manner specified in this Section), then the Transferor shall be free for a period (the “Free Transfer Period”) of thirty (30) days after the expiration of the Offer Period to Transfer the Transferor Interest to the Transferee, for the same or greater price and on the same terms and conditions as set forth in the Transfer Notice (subject to the General Partner approval provisions set forth in Section 7.01 above). If the Transferor does not Transfer the Transferor Interest within the Free Transfer Period, the Transferor’s right to Transfer the Transferor Interest pursuant to this Section shall cease and terminate.

(v)       Any Transfer by the Transferor after the last day of the Free Transfer Period or without strict compliance with the terms, provisions and conditions of this Section and the other terms, provisions and conditions of this Agreement, shall be null and void and of no force or effect.

(vi)       In the event the General Partner on behalf of the Partnership elect to purchase a Transferor’s interest by means of an installment note, the Partnership shall evidence such obligation to pay by executing and delivering under seal its promissory note, which note shall provide that the purchase price be paid in no more than five (5) years, at one hundred and ten (110%) percent of the Applicable Federal Rate for mid-term obligations paid monthly, as such has been promulgated by Treasury Regulations applicable to the month immediately preceding such sale, to the withdrawn Member or the Transferor (the “Payee”), which note may be prepaid without penalty at any time.

Section 7.02. Assignees and Substituted Limited Partners.

A.       If a Limited Partner is in Bankruptcy, the bankruptcy trustee shall have all the rights of a Limited Partner as the bankrupt possessed to assign all or any part of its Interest and to join with the assignee thereof in satisfying conditions precedent to such assignee becoming a Substituted Limited Partner. The dissolution or Bankruptcy of a Limited Partner in and of itself shall not dissolve the Partnership.

B.       Where the General Partner has consented to any assignment of an Interest, the Partnership need not recognize such assignment for any purpose unless there shall have been filed with the Partnership a duly executed counterpart of the instrument making such assignment signed by both the assignor and the assignee which evidences the written acceptance of his or its agreement to be bound by all of the terms and provisions of this Agreement and represents that such assignment was made in accordance with all applicable laws and regulations (including investment suitability requirements).

C.       If a Limited Partner assigns all of such Partner’s Interest, he, she or it shall cease to be a Limited Partner of the Partnership upon the admission of a Substituted Limited Partner in such Partner’s stead.

D.       Any person who is an assignee of any of the Interests of a Limited Partner shall become a Substituted Limited Partner when the General Partner shall have accepted such Person as a Limited Partner of the Partnership, the books and records of the Partnership reflect such Person as admitted to the Partnership as a Limited Partner, such person has satisfied the requirements of Section 7.01, Section 7.02B and Section 11.01A, and when such Person shall have paid all reasonable legal fees and filing costs incurred by the Partnership in connection with such Partner’s substitution as a Limited Partner.

Chocksett Road Limited Partnership

E.       Any person who is the assignee of any of the Interest of a Limited Partner but who does not become a Substituted Limited Partner and desires to make a further assignment of any such Interest shall be subject to all the provisions of this Article 7 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of the Interest.

Section 7.03. Allocations Subsequent to Transfer.

In the event of the admission or withdrawal of a Limited Partner, or in the event all or any part of a Partnership Interest is validly transferred under the terms of this Article 7, all Partnership items allocated under Article 4 hereof shall be further allocated based upon the ownership of the respective Partnership Interests prior to and following the effective date of such admission, withdrawal or transfer in a manner consistent with the requirements of Section 706 of the Code.

Section 7.04. Liquidation of a Partner’s Interest.

In the event there is a liquidation of any Partner’s Partnership Interest, for purposes of Regulation Section 1.704-1 under Code Section 704 (prior to dissolution or liquidation of the Partnership as provided in Article 8 hereof), liquidating distributions, if any, shall be made to such Partner in the ratio that the positive balance, if any, in such Partner’s Capital Account, after taking into account all Capital Account adjustments provided for in Section 3.04 hereof (other than those made as a result of any such liquidating distributions), bears to the aggregate positive Capital Account balances (as so adjusted) of all Partners. Such liquidating distributions shall be made no later than the end of the taxable year during which such liquidation takes place or, if later, within 90 days after the date of such liquidation.

ARTICLE EIGHT

DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP

Section 8.01. Events Causing Dissolution.

A.           The Partnership shall be dissolved on the first to occur of the following events:

(i)       the entry of an order for relief with respect to the Partnership in the U.S. Bankruptcy Court;

(ii)       the termination of the trust which constitutes the General Partner, unless the Partnership is continued pursuant to Section 6.05; however, it is noted that in the event that the General Partner is an individual and not a trust or other entity, then the death, bankruptcy or incapacity of such individual shall be an event of dissolution, unless the Partnership is continued pursuant to Section 6.05;

(iii)       the sale of substantially all of the Partnership’s assets (taken as a whole) and distribution of the proceeds therefrom unless the General Partner, with the Consent of the Limited Partners, elect to continue the Partnership; or

Chocksett Road Limited Partnership

(iv)       the decision of the General Partner to liquidate the Partnership, with the written consent of all the Limited Partners.

Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution. The Partnership shall not be terminated until the assets of the Partnership shall have been liquidated and distributed as provided in Section 8.02. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners as such shall continue to be governed by this Agreement.

B.       Partners shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and their Capital Contribution thereto, and shall have no recourse therefor (upon dissolution or otherwise) against the General Partner or any Limited Partner.

Section 8.02. Liquidation.

A.           Upon the dissolution of the Partnership, its affairs shall be wound up and it shall be liquidated and the proceeds of such liquidation and the Partnership’s other assets shall be distributed as follows:

(i)       All of the Partnership’s ascertained debts and liabilities to creditors, including Partners, shall be paid and discharged in the order provided by applicable law.

(ii)       A reserve shall be set aside in an amount reasonably required in the judgment of the General Partner to provide for contingent or other liabilities of the Partnership.

(iii)       The Partnership’s Net Profit or Net Loss (including without limitation any gain or loss resulting from any sales or other dispositions of Partnership property in connection with the liquidation of the Partnership) shall be computed and shall be allocated to the Partners in accordance with Article 4 hereof, and the Partners’ Capital Accounts shall be adjusted in accordance with Section 3.04 hereof.

(iv)       Distribution shall be made to the Partners, in liquidation of the Partnership Interests of all of the Partners, to those Partners with positive Capital Account balances, after taking into account all Capital Account adjustments provided for in Section 3.04 hereof (other than those made as a result of any such liquidating distributions) in the ratios of such positive Capital Account balances, as so adjusted, to the extent of such balances.

(v)       The remainder of the Partnership assets, if any, shall be distributed to the Partners in accordance with their Percentage Interests.

(vi)       Each Partner shall receive such Partner’s share of such distributions in cash and/or in kind, and the portion of such share that is received in cash may vary from Partner to Partner, all as the General Partner may in his sole discretion determine.

Notwithstanding the foregoing, if any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of the fair market value thereof, and any Partner entitled to any interest in such assets shall receive such interest therein as a tenant-in- common with all other Partners so entitled. If any asset is to be distributed in kind, the Partners’ Capital Accounts shall be adjusted as provided for in Section 3.04 hereof (consistent with the requirements of Regulations under Sections 704(b) and 704(c) of the code) before any such distribution is made to reflect the increases or decreases to said Capital Accounts which would have occurred if such asset to be distributed, in kind had been sold for its fair market value by the Partnership immediately prior to such distribution. All such liquidating distributions shall be made by the end of the taxable year of the Partnership in which there is a liquidation of the Partnership for purposes of Paragraphs (b)(2)(ii)(b) and (b)(2)(ii)(g) of Regulation Section 1.704-1 or, if later, within 90 days after the date of such liquidation.

Chocksett Road Limited Partnership

(vii)       As soon as practicable, the remaining balance, if any, of the reserve established in accordance with Subparagraph (ii) hereof shall be distributed to Partners in the manner set forth herein,

B.       Distribution of cash or property to the Partners in accordance with the provisions of Paragraph A hereof shall constitute a complete return to the Partners of their respective Partnership Interests in the Partnership assets.

C.       The winding up of the Partnership’s affairs and the liquidation and distribution of its assets shall, subject to the provisions of the Act, be conducted exclusively by the General Partner, which is authorized to do any and all acts authorized by law for these purposes.

ARTICLE NINE

BOOKS AND RECORDS, ACCOUNTING, REPORTS. TAX ELECTIONS, ETC.

Section 9.01. Books and Records.

The books and records of the Partnership shall be maintained by the General Partner in accordance with applicable law at the principal office of the Partnership and shall be available for examination at such location by any Partner or such Partner’s duly authorized representative at any and all reasonable times for any purpose reasonably related to the Partner’s interest in the Partnership.

Section 9.02. Accounting and Fiscal Year.

The Books of the Partnership shall be maintained in accordance with accounting methods employed for federal income tax reporting purposes. The Fiscal Year of the Partnership shall end December 31 of each year, unless otherwise required by Section 706 of the Code.

Section 9.03. Bank Accounts and Investments.

The funds of the Partnership shall be held in the name of the Partnership. These funds shall be deposited in the name of the Partnership in such bank accounts in such banking institutions as the General Partner shall determine, and withdrawals therefrom shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner shall determine. The funds of the Partnership shall not be commingled with the funds of any other Person.

Chocksett Road Limited Partnership

Section 9.04. Reports.

The General Partner shall deliver to the Limited Partners with respect to each Fiscal Year no later than the date prescribed for filing such information as shall be necessary for the preparation of Partners’ Federal, State or other income tax returns.

Section 9.05. Section 754 Election.

The General Partner may make on behalf of the Partnership the election permitted by Section 754 of the Code with respect to adjustments to basis of Partnership property.

ARTICLE TEN

MEETINGS AND VOTING RIGHTS OF LIMITED PARTNERS

Section 10.01. Meetings.

A.       Meetings of the Partnership may be called by the General Partner for any purpose. Notification of any such meeting shall be sent to all Partners. Any Notification from the General Partner shall state the purpose of the proposed meeting and the matters proposed to be acted upon thereat. Such meeting may be held at the principal office of the Partnership or at such other location as the General Partner may deem appropriate or desirable.

B.       The Limited Partners may be represented in person or by proxy. No Notification of the time, place or purpose of any meeting of Partners need be given to a Limited Partner if he, she or it attends in person or is represented by proxy (except when the Limited Partner attends a meeting and objects to the meeting on the ground that the meeting is not lawfully called or convened), or if the Limited Partner in a writing executed and filed with the records of the meeting, either before or after the time thereof, waives such Notification.

ARTICLE ELEVEN

MISCELLANEOUS PROVISIONS

Section 11.01. Appointment of the General Partner as Attorney-in-Fact.

A.       Each Limited Partner, including each Substituted Limited Partner, by the execution and delivery of this Agreement, irrevocably constitutes and appoints the General Partner, including any successor General Partners who or which may act singly, as such Partner’s true and lawful agent and attorney-in-fact with full power and authority in such Limited Partner’s name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:

(i)       all counterparts of this Agreement, and any amendment or restatement thereof, including all certificates (including the certificates) contemplated by Section 11.03C. hereof) and instruments, which the General Partner deems appropriate to organize, qualify or continue the Partnership as a limited partnership in the jurisdictions in which the Partnership may conduct business or in which such organization, qualification or continuation is, in the opinion of the General Partner, necessary or desirable to protect the limited liability of any Limited Partner;

Chocksett Road Limited Partnership

(ii)       all amendments to this Agreement adopted in accordance with the terms hereof and all instruments which the General Partner deems appropriate to reflect a change or modification of the Agreement in accordance with the terms hereof;

(iii)       all documents or instruments which the General Partner deems appropriate to reflect the admission of a Partner (including any Substituted General or Limited Partner), the dissolution of the Partnership, the sales or transfers of Partnership Interests, or the initial amount or increase or reduction in amount of any Partner’s Capital Contribution or reduction in any Partner’s Capital Account; and

(iv)       any document or instrument deemed necessary to effectuate the provisions of Section 5.01C granting authority to the General Partner as provided therein.

B.       The appointment by the Limited Partners, including any Substituted Limited Partner, of the General Partner as attorney-in-fact in Section 11.01A, shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action on behalf of the Partnership, and shall survive, and not be affected by the subsequent Bankruptcy, death, incapacity, disability, adjudication of incompetence or insanity, or dissolution of any Person hereby giving such power or the transfer or assignment of all of a Limited Partner’s Interest. The foregoing power of attorney of a transferor Partner shall survive such transfer only until such time as the transferee shall have been admitted to the Partnership as a Substituted Limited Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

Section 11.02. Counterparts.

A.       The General Partner and the Limited Partners, any Substituted Limited Partner and any Substituted General Partner shall each become a signatory hereof by signing such number of counterpart signature pages to this Agreement and such other instruments and in such manner - as the General Partner shall determine. By so signing, the Limited Partners, any Substituted Limited Partner or Substituted General Partner, as the case may be, shall be deemed to have adopted, and to have agreed to be bound by, all the provisions of this Agreement.

B.       This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

Section 11.03. Amendments.

A.       In addition to the amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the General Partner with the Consent of the Limited Partners; provided, however, that without the consent of all of the Partners, this Agreement may not be amended so as to (i) convert the Interest of a Limited Partner into a General Partner’s Interest, except as provided in Section 6.05C; (ii) modify the limited liability of a Limited Partner; (iii) alter the Interest of a Partner in Net Profits, Net Losses, gains from a sale or losses from a sale or distributions of Cash Flow, Sale Proceeds, (except in connection with the admission of a Partner to the Partnership) or reduce the percentage of Partners which is required to consent to any action hereunder; (iv) permit the General Partner to take any action prohibited by Section 5.02; or (v) modify this Section 11.03A. In addition to the amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the General Partner without notification to or Consent of the Limited Partners solely to cure any ambiguity, defect or inconsistency in this Agreement.

Chocksett Road Limited Partnership

B.       If this Agreement shall be amended as a result of adding or substituting a Limited Partner, the amendment to this Agreement shall be signed by the General Partner and by the Person to be substituted or added and, if a Limited Partner is to be substituted, by the assigning Limited Partner. If this Agreement shall be amended to reflect the withdrawal of the General Partner when the business of the Partnership is being continued, such amendment shall be signed by the successor General Partner.

C.       In making any amendments, there shall be prepared and filed for recordation by the General Partner such documents and certificates as shall be required to be prepared and filed under the Act and under the laws of any other jurisdictions under which the Partnership is then formed or qualified.

Section 11.04. Binding Provisions.

The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, executors, administrators, personal representatives, successors and assigns of the respective parties hereto.

Section 11.05. Applicable Law.

This Agreement shall be construed and enforced and enforced in accordance with the laws of the Commonwealth of Massachusetts.

Section 11.06. Separability of Provisions.

Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

Section 11.07. No Third Party Beneficiary.

No provision of this Agreement is intended to be for the benefit of or enforceable by any third party.

Section 11.08. Investment Representation.

Each Partner, by executing this Agreement, represents and warrants that its interest in the Partnership has been acquired by the Partner for the Partner’s own account for investment and not with a view to resale or distribution thereof and that the Partner is fully aware that in agreeing to admit him, her or it as a Partner, the other Partners and the Partnership are relying upon the truth and accuracy of this representation and warranty.

Chocksett Road Limited Partnership

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 1st day of January, 2008.

The Chocksett Road GP Trust
General Partner

/s/ Paul F. Lavallee
Paul F. Lavallee, Trustee

Chocksett Road Limited Partnership

CHOCKSET ROAD LIMITED PARTNERSHIP

Original Limited Partner Signature Page

The undersigned Original Limited Partners hereby execute the Agreement of Limited Partnership of Chocksett Road Limited Partnership, agree to be bound by all of the provisions of that Agreement, and authorize the attachment of this signature page to a counterpart of that Agreement executed by the General Partner of the Partnership.

Dated as of the 1st day of January, 2008.

/s/ Paul F. Lavallee
Paul F. Lavallee, Limited Partner

CHOCKSETT ROAD LIMITED PARTNERSHIP

Successor Limited Partner Signature Page

The undersigned Successor Limited Partner hereby executes the Agreement of Limited Partnership of Chocksett Road Limited Partnership, agrees to be bound by all of the provisions of that Agreement, and authorize the attachment of this signature page to a counterpart of that Agreement executed by the General Partner of the Partnership.

Dated as of the 2nd day of January, 2008.

Chocksett Road Irrevocable Trust,
u/d/t dated as of January 1, 2008

/s/ Ladd Michael Lavallee
Ladd Michael Lavallee, Trustee

/s/ Dawn Lavallee Seiple
Dawn Lavallee Seiple, Trustee

Assent of General Partner

The Chocksett Road GP Trust
u/d/t dated as of January 1, 2008

General Partner

/s/ Paul F. Lavallee
Paul F. Lavallee, Trustee

CHOCKSETT ROAD LIMITED PARTNERSHIP

SCHEDULE A

Partners and Capital Contributions

General Partner
Percentage Interest	Capital Contribution

The Chocksett Road GP Trust
u/d/t dated as of January 1, 2008	2% Percent

Limited Partners
Percentage Interest	Capital Contributions

Paul F. Lavallee	98% Percent

Chocksett Road Limited Partnership

CHOCKSETT ROAD LIMITED PARTNERSHIP

AMENDED SCHEDULE A

Partners and Capital Contributions

General Partner
Percentage Interest	Capital Contribution

The Chocksett Road GP Trust
u/d/t dated as of January 1, 2008	2% Percent

Limited Partners
Percentage Interest	Capital Contributions

The Chocksett Road Irrevocable Trust
u/d/t dated as of January 1, 2008	98% Percent

Chocksett Road Limited Partnership